Exhibit 3.3

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                                ORTHODONTIX, INC.

      1. The name of the corporation filing these Articles of Amendment is Orthodontix, Inc. (the "Corporation").

      2. Article III of the Articles of Incorporation of the Corporation is amended as follows to decrease the Corporation's authorized shares of common stock:

                           Article III - Capital Stock

            The Corporation is authorized to issue the following shares of capital stock: (a) 150,000,000 shares of common stock, par value $.001 per share (the "Common Stock"); and (b) 100,000,000 shares of preferred stock, par value $.0001 per share (the "Preferred Stock").

      3. The foregoing amendment was duly adopted by unanimous written consent of the directors of the Corporation on December 7, 2006.

      IN WITNESS WHEREOF, the undersigned President and Secretary of Orthodontix, Inc. have executed these Articles of Amendment on behalf of the Corporation on this 13th day of December, 2006.

                                                ORTHODONTIX, INC.

                                                By: /s/Glenn L. Halpryn
                                                    ----------------------------
                                                    Glenn L. Halpryn, President

                                                By: /s/Alan Jay Weisberg
                                                    ----------------------------
                                                    Alan Jay Weisberg, Secretary